International Speedway Corporation Reports Record Third Quarter Results
- Kansas and Chicagoland Speedways Host Inaugural Race Weekends - (Investor Relations Release)

DAYTONA BEACH, FLORIDA – October 9, 2001 – International Speedway Corporation (“ISC”) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today reported record results for the third quarter and nine months ended August 31, 2001.

Total revenues for the 2001 third quarter increased to $132.1 million from $107.2 million in 2000. Operating income for the third quarter increased to $39.4 million compared to $27.5 million in the prior-year period. Net income was $21.8 million, or $0.41 per diluted share, compared to $12.8 million, or $0.24 per diluted share, in the 2000 third quarter.

For the nine months ended August 31, 2001, total revenues increased to $364.8 million from $317.5 million in 2000. Operating income for the nine-month period increased to $111.3 million compared to $84.9 million in the prior year. Net income was $57.8 million, or $1.09 per diluted share, versus $32.6 million, or $0.61 per diluted share, for the comparable period in 2000. Excluding a one-time litigation judgment after-tax charge of $5.2 million in the second quarter of 2000, net income for the nine-month period of 2000 would have been $37.8 million, or $0.71 per diluted share.

ISC hosted eleven major event weekends at several facilities during the third quarter, including Michigan, Richmond, Daytona, Watkins Glen and Nazareth. The NASCAR Winston Cup Series anchored five of the successful event weekends, with capacity crowds on hand for Michigan’s two Winston Cup events. The third quarter also marked the much-anticipated opening of the Kansas and Chicagoland Speedways, with both facilities receiving high marks from the fans, drivers and media. Kansas Speedway opened on June 2nd with a double-header featuring exciting ARCA RE/MAX and NASCAR Winston West racing. The facility’s successful inaugural season continued in July with a sold-out weekend of exciting Indy Racing Northern Light Series and NASCAR Craftsman Truck Series competition. Also in July, a capacity crowd at Chicagoland Speedway witnessed the top talent of NASCAR competing for bragging rights in the facility’s inaugural Winston Cup and Busch Series races. “In addition to a significant increase in television broadcast rights fees, during the third quarter we benefited from better than expected inaugural merchandise sales associated with the opening of Kansas and Chicagoland. These two new world-class facilities are located in key media markets which expand our premier portfolio of racing facilities and events while broadening our marketing reach and appeal,” commented Mr. James C. France, President and Chief Operating Officer of International Speedway Corporation.

To date, ISC has hosted four major event weekends for the fourth quarter, highlighted by sold-out crowds at Chicagoland Speedway, Richmond International Raceway and Kansas Speedway, as well as attendance increases at Darlington Raceway. Five major events are slated for the remainder of the quarter, including back-to-back Winston Cup race weekends at Talladega Superspeedway, Phoenix International Raceway, North Carolina Speedway and Homestead-Miami Speedway, as well as a CART event weekend at California Speedway.

“We are pleased with the performance of our events held to date this quarter. In addition, we expect our fourth quarter to be positively impacted by NASCAR’s media rights agreements as well as corporate marketing partnerships which extend beyond race entitlements,” continued Mr. France. “Currently, we have approximately 75 corporate partners that work with us on a multi-track basis, including companies such as Home Depot, Pfizer, Dodge, UPS, SunTrust and Microsoft. In addition, recently signed multi-year Winston Cup race entitlement agreements with Electronic Arts in Talladega, Protection One in Kansas, and Checker Auto Parts in Phoenix will contribute to the Company’s performance beginning in the fourth quarter.”

Although operating in a challenging economic environment, the Company currently expects to generate earnings for the 2001 fourth quarter in line with its previously announced earnings guidance of $0.54 to $0.56 per diluted share.

“We posted solid results for the third quarter and anticipate a strong finish to the year,” continued Mr. France. “As we look to fiscal 2002, we continue to assess the impact of the economy and world events on certain aspects of our business, particularly in the areas of ticket pricing, seating capacity and corporate spending. To best position the Company in this challenging operating environment, we are maintaining our disciplined approach to supply and demand as we budget capital spending for fiscal 2002. As such, we currently do not anticipate any seating additions for 2002 and are scaling back other capital spending plans as well.”

Mr. France further commented, “We continue to aggressively market our premiere network of facilities and events to corporate partners who can benefit from our major market presence and geographic diversification, as well as access to the most loyal, attractive fan base in sports. In addition, television viewership for the NASCAR Winston Cup Series continues to exceed expectations, with average households increasing approximately 40% from the prior year as a result of FOX and NBC’s increased promotional activities and top-quality coverage combined with exciting on-track competition. This should, in the longer term, generate expanded interest for our events from new fans and sponsors.”

Mr. France concluded, “We expect certain areas of our business to be impacted by anticipated market conditions in the coming year. As we complete the budgeting process for 2002, we will be in a better position to assess the impact of the economy on our anticipated growth. As we did last year, we will provide specific 2002 financial guidance later this year following completion of the budget.”

The management of ISC will host a conference call today at 9:00 a.m. Eastern Time, which may also be accessed via the Internet at: http://www.vcall.com. During the call, management will discuss results for the third quarter and its future outlook.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 12 major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit, Michigan; California Speedway near Los Angeles, California; Kansas Speedway in Kansas City, Kansas; Homestead-Miami Speedway in Florida; Phoenix International Raceway in Arizona; Richmond International Raceway in Virginia; Darlington Raceway in South Carolina; North Carolina Speedway in Rockingham, North Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.

Other track interests include the operation of Tucson (Arizona) Raceway Park and an indirect 37.5% interest in Raceway Associates, LLC, which owns Chicagoland Speedway and Route 66 Raceway in Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; Americrown Service Corporation, a provider of catering services, food and beverage concessions, and merchandise sales, and Motorsports International, a provider of catering services, food and beverage concessions, and a producer and marketer of motorsports-related merchandise. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that state the Company or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company’s results could be impacted by the risk factors discussed elsewhere, including, but not limited to, the success of and weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

FOR: International Speedway Corporation
APPROVED BY: Wes Harris
Director of Investor Relations
(386) 947-6465

CONTACT: Jonathan Schaffer/Meredith Pudalov
Media: Claudine Cornelis/Laura Novak
Morgen-Walke Associates, Inc.
(212) 850-5600

(Tables Follow)

Consolidated Statements of Income
(In thousands, except for per share data)

	Three months ended		Nine months ended
	8/31/2000	8/31/2001	8/31/2000	8/31/2001
	(Unaudited)		(Unaudited)
REVENUES

Admissions, net	$ 49,615	$ 56,964	$ 141,273	$ 151,608
Motorsports related income	36,935	53,215	120,928	159,893
Food, beverage, and merchandise income	19,704	20,631	52,178	49,629
Other income	______921	____1,312	____3,139	____3,677

	107,175	132,122	317,518	364,807
EXPENSES

Direct race expenses:
NASCAR direct expenses	14,171	16,803	48,349	56,277
Motorsports related expenses	21,380	29,071	60,132	70,521
Food, beverage, and merchandise expenses	12,247	11,369	30,302	26,760
General and administrative expenses	19,275	21,170	55,909	60,004
Depreciation and amortization	___12,617	___14,326	___37,924	___39,954

Total expenses	___79,690	___92,739	__232,616	__253,516

Operating income	27,485	39,383	84,902	111,291

Interest income	1,443	754	4,861	2,963
Interest expense	(7,406)	(7,575)	(23,336)	(19,164)
Equity in net income (loss) from equity investments	477	4,458	(552)	3,180
Minority interest	238	316	537	901
North Carolina Speedway litigation	________-	________-	___(5,523)	________-

Income before income taxes	22,237	37,336	60,889	99,171
Income taxes	____9,454	___15,569	___28,287	___41,354

Net income	$ __12,783	$ __21,767	$__ 32,602	$__ 57,817

Basic Earnings per Share	$ ____0.24	$ ____0.41	$ ____0.62	$ ____1.09

Diluted Earnings per Share	$ ____0.24	$ ____0.41	$____ 0.61	$____ 1.09

Dividends per Share	$_______ -	$_______ -	$ ____0.06	$____ 0.06

Basic weighted average shares
outstanding	52,967,222	53,000,854	52,961,132	52,994,646

Diluted weighted average shares
outstanding	53,050,983	53,081,623	53,045,819	53,072,063

Consolidated Balance Sheet Data
(In thousands)

	November 30, 2000	August 31, 2001
		(Unaudited)

Cash, cash equivalents and short-term investments	$ 50,792	$ 48,330
Current assets	86,510	110,805
Restricted investments	35,193	5,577
Total assets	1,665,438	1,702,953
Deferred income	111,492	133,942
Current liabilities	140,551	174,046
Long-term debt	470,551	400,615
Shareholders' equity	950,871	1,005,521